Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-173037
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 11, 2011)
MCJUNKIN RED MAN CORPORATION
$1,050,000,000
9.50% Senior Secured Notes due December 15, 2016

     Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 16, 2011. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated July 11, 2011, with respect to the 9.50% Senior Secured Notes due December 15, 2016, including any amendments or supplements thereto.

     INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
     This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

GOLDMAN, SACHS & CO.

August 16, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 16, 2011
Date of earliest event reported: August 11, 2011
MCJUNKIN RED MAN HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-153091 (Commission File Number)	20-5956993 (I.R.S. Employer Identification Number)
2 Houston Center
909 Fannin, Suite 3100, Houston, TX 77010
(Address of principal executive offices,
including zip code)
Registrant’s telephone number, including area code: (877) 294-7574
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On August 11, 2011, the board of directors of McJunkin Red Man Holding Corporation (the “Company”) elected Daniel J. Churay to serve as the Company’s Executive Vice President and General Counsel, effective as of August 16, 2011.
     Prior to joining the Company, Mr. Churay, age 48, served as the President and Chief Executive Officer of Rex Energy Corporation, an independent oil and gas company, from December 2010 to June 2011. From September 2002 to December 2010, Mr. Churay served as Executive Vice President, General Counsel and Secretary of YRC Worldwide Inc., a Fortune 500 transportation and logistics company, with primary responsibility for YRC Worldwide Inc.’s legal, risk, compliance and external affairs matters, including its internal audit function. From 1995 to 2002, Mr. Churay served as the Deputy General Counsel and Assistant Secretary of Baker Hughes Incorporated, a Fortune 500 company that provides products and services to the petroleum and continuous process industries, where he was responsible for legal matters relating to acquisitions, divestitures, treasury matters and securities offerings. From 1989 to 1995, Mr. Churay was an attorney at the law firm of Fulbright & Jaworski LLP in Houston, Texas. Mr. Churay received a bachelor’s degree in economics from the University of Texas and a juris doctor degree from the University of Houston Law Center, where he was a member of the Law Review.
     On August 16, 2011, the Company issued a press release announcing the appointment of Mr. Churay as the Company’s Executive Vice President and General Counsel. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
Exhibits
The following exhibit is being furnished as part of this report:
99.1 Press Release of McJunkin Red Man Corporation dated August 16, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 16, 2011	MCJUNKIN RED MAN HOLDING CORPORATION
	By:	/s/ Andrew R. Lane
Andrew R. Lane
Chairman, President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of McJunkin Red Man Corporation dated August 16, 2011

Exhibit 99.1
Press Release
FOR IMMEDIATE RELEASE
August 16, 2011
MCJUNKIN RED MAN CORPORATION ANNOUNCES THE APPOINTMENT OF
DANIEL J. CHURAY TO EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
Houston, Texas — McJunkin Red Man Corporation (MRC) today announced that Daniel J. Churay has been elected Executive Vice President and General Counsel. Churay will report directly to Andrew Lane, MRC Chairman, President & CEO, as of August 16, 2011.
Before joining MRC, Churay built a strong background in energy and logistics throughout his 20 year career. Most recently, Churay served as the President and CEO at Rex Energy Corporation, an independent oil and gas company based out of Pennsylvania. Before his work with Rex Energy, Churay served as the Executive Vice President and General Counsel at YRC Worldwide, a Fortune 500 transportation and logistics company based in Kansas City. From 1995 to 2002, Churay served as the Deputy General Counsel at Baker Hughes, a Fortune 500 company, where he additionally managed the legal affairs of Baker Hughes Solutions, an oil and gas subsidiary, in Houston, Texas. Churay began his professional career at Fulbright & Jaworski LLP in Houston, Texas.
“I am very pleased to be adding Dan Churay to the executive management team at MRC,” Andrew Lane, MRC Chairman, President and CEO said. “He brings a wealth of public, corporate legal experience on a global scale to MRC. He will be a valuable member of my executive team.”
More About MRC
Headquartered in Houston, Texas, MRC is the largest global distributor of PVF and related products and services to the energy and industrial sectors, based on sales, and supplies these products and services across each of the upstream, midstream and downstream markets.
More information about MRC can be found on its website at www.mrcpvf.com.
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